Exhibit 4.1(d)

CERTIFICATE OF MULLEN AUTOMOTIVE INC.

INCREASING NUMBER OF SHARES OF PREFERRED STOCK

DESIGNATED AS

SERIES D CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, David Michery, in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), hereby certifies that:

1.          He is the Chief Executive Officer and Secretary of Mullen Automotive Inc., a Delaware corporation (the “Corporation”).

2.          The Corporation is authorized to issue 500,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 200,000 shares are designated as “Series A Preferred Stock,” 12,000,000 shares are designated as “Series B Preferred Stock,” 40,000,000 shares are designated as “Series C Preferred Stock” and 87,500,001 shares are designated as “Series D Convertible Preferred Stock”.

3.         On September 16, 2022, the Board of Directors of the Corporation approved resolutions designating as “Series D Convertible Preferred Stock” (the “Series D Preferred”) an aggregate of 87,500,001 of the shares of Preferred Stock that the Corporation is authorized to issue pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), all as set forth in the Certificate of Designation of Series D Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on September 19, 2022 (the “Certificate of Designation”).:

4.         Pursuant to Section 151(g) of the DGCL, the Corporation may by resolution or resolutions adopted by the Corporation’s Board of Directors increase the number of shares of its authorized Preferred Stock designated as Series D Preferred (but not above the total number of authorized shares of such class).

5.         In accordance with Sections 141(c) and 151 of the DGCL, the following resolutions were duly adopted by the board of directors of the Corporation on October 17, 2022:

NOW, THEREFORE, BE IT RESOLVED, that, in order to accommodate the issuance of additional shares of Series D Preferred in the proposed offering, the Board hereby approves an amendment to the Certificate of Designation relating to the Series D Preferred to increase the number of shares of Preferred Stock designated as Series D Preferred from 87,500,001 to 437,500,001; and be it further

RESOLVED, that the Authorized Officers are hereby authorized and directed to take such action as may be necessary and appropriate, in consultation with legal counsel, to file a certificate of amendment to the Certificate of Designation to effect the foregoing increase in the number of shares of Series D Preferred Stock so designated, and such certificate, in the form so prepared and filed with the Secretary of State of Delaware, is hereby ratified and approved.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its authorized officer this 17th day of October, 2022.

MULLEN AUTOMOTIVE INC.

By:	/s/ David Michery
Name:	David Michery
Title:	Chief Executive Officer